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                     November 4, 2022

       Robert Glaser
       Chief Executive Officer
       RealNetworks Inc.
       1501 First Avenue South
       Seattle, WA 98134

                                                        Re: RealNetworks Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed October 20,
2022
                                                            File No. 001-37745

       Dear Robert Glaser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Patrick J. Schultheis